UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2016

FlexShopper, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-52589	20-5456087
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2700 North Military Trail, Ste. 200
Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone number, including area code) (561) 419-2923

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation; Change in Fiscal Year.

As previously reported, on March 17, 2016, the holders of a majority of the shares of the common stock of FlexShopper, Inc. (the “Company”) approved by written consent the grant of discretionary authority to the Company’s board of directors (the “Board”) to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding shares of common stock of the Company (“Common Stock”), at such time and date as determined by the Board, by a ratio of not less than one-for-five and not more than one-for-10, with the exact ratio to be set at a number within this range as determined by the Board in its sole discretion.

On October 14, 2016, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment (the “Certificate of Amendment”) to its certificate of incorporation, which Certificate will effectuate as of October 24, 2016 at 11:59 p.m. Eastern Time (the “Effective Time”) the reverse stock split by a ratio of one-for-10 (the “Reverse Split”). At the Effective Time, every 10 outstanding shares of Common Stock became one share of Common Stock. No fractional shares were, or shall be, issued in connection with the Reverse Split. A stockholder who would otherwise be entitled to receive a fractional share of Common Stock will be entitled to receive the fractional share rounded up to the next whole share. The Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The Reverse Split will result in a proportionate adjustment to the per share exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding preferred stock, stock options and warrants, as well as the number of shares of Common Stock eligible for issuance under the Company’s 2007 Omnibus Equity Compensation Plan and 2015 Omnibus Equity Compensation Plan.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

Date: October 14, 2016	By:	/s/ Brad Bernstein
	Name:	Brad Bernstein, Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of the Company

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